EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
Wednesday, January 14, 2004

COMMERCE BANCSHARES, INC. REPORTS
EARNINGS PER SHARE GROWTH OF 9% for 2003

     Commerce Bancshares, Inc. announced record earnings of $2.95 per share in 2003 compared to $2.71 per share in 2002, an increase of 9%. Net income for 2003 amounted to $206.5 million compared to $196.3 million earned in 2002. For the year, the return on assets was 1.5%, while the return on equity totaled 14.3%.

     For the fourth quarter, earnings per share grew to $.78, compared to $.71 for the same period last year, an increase of 10%. Net income for the quarter amounted to $53.9 million, an increase of 6% compared with $50.9 million last year. The return on average assets was 1.5% and the return on equity for the quarter was 14.8%. The efficiency ratio for the quarter was 56.8%.

     In announcing these results, David W. Kemper, Chairman and CEO, said, “We are pleased to report the 19th consecutive year of record earnings. Results for 2003 were driven by growth of 8% in non-interest income, which now accounts for 38% of total revenues. We are particularly pleased with the growth in deposit fee income of 12% on an annualized basis. Additionally, results were enhanced by solid expense control. Non-interest expense remained flat compared with the previous quarter and fourth quarter of last year, and has grown overall by 3% this year. Net interest income, which was essentially unchanged from the previous year, was affected by continued low short-term interest rates and a lack of growth in commercial loans.”

     Mr. Kemper added, “Asset quality remains strong with our allowance for loan losses totaling over $135 million. We increased this allowance by over $4 million this year and it remains at 1.66% of total loans. Net loan charge-offs were up 9% over 2002, driven primarily by higher losses in our personal and credit card loan portfolios.”

     Total assets at December 31, 2003 were $14.3 billion, total loans were $8.1 billion, and total deposits were $10.2 billion. At December 31, 2003, the allowance for loan losses totaled $135 million and was 416% of non-performing loans. Net loan charge-offs for the year totaled .46% of average loans outstanding, up from .43% last year. Non-performing assets totaled $33.7 million, or .41% of total loans.

     During the fourth quarter, the Company declared and paid its tenth consecutive annual 5% stock dividend. Per share information for prior periods has been restated for the effect of the 2003 stock dividend.

(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 330 banking locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, leasing and real estate activities.

     Posted to the Company’s web site is management’s discussion of fourth quarter results. To see this information please visit our web site at www.commercebank.com.

* * * * * * * * * * * * * * *

For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 13686, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	9/30/03	12/31/03	12/31/02

Non-Accrual Loans	$32,372	$32,523	$28,065
Foreclosed Real Estate	$2,036	$1,162	$1,474
Total Non-Performing Assets	$34,408	$33,685	$29,539
Non-Performing Assets to Loans	.43%	.41%	.38%
Non-Performing Assets to Total Assets	.25%	.24%	.22%
Loans 90 Days & Over Past Due – Still Accruing	$19,100	$20,901	$22,428

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(Unaudited)	2003	2003	2002	2003	2002

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$121,988	$127,507	$127,930	$502,392	$499,965
Taxable equivalent net interest income	123,065	128,149	128,527	505,399	501,958
Non-interest income	76,940	76,420	72,500	301,667	280,572
Provision for loan losses	9,655	11,002	10,848	40,676	34,108
Non-interest expense	116,430	116,765	116,049	472,144	458,200
Net income	54,948	53,861	50,899	206,524	196,310
Cash dividends	14,788	14,613	10,384	51,266	42,185
Net total loan charge-offs	9,660	8,482	10,818	36,573	33,463
Net business charge-offs (recov)	2,314	(105)	3,503	7,581	8,813
Net credit card charge-offs	4,925	5,389	4,509	19,664	17,283
Net personal banking charge-offs	2,062	2,468	2,147	8,470	6,899
Net real estate charge-offs	359	730	659	858	468
Per share:
Net income — basic	$0.79	$0.79	$0.72	$2.98	$2.74
Net income — diluted	$0.79	$0.78	$0.71	$2.95	$2.71
Cash dividends	$0.214	$0.214	$0.147	$0.743	$0.590
Diluted wtd. average shares o/s	69,936	69,385	71,409	70,112	72,516

RATIOS
Average loans to deposits	79.81%	79.38%	81.18%	79.96%	79.29%
Return on total average assets	1.60%	1.54%	1.58%	1.52%	1.58%
Return on total average stockholders’ equity	14.96%	14.77%	14.36%	14.27%	14.42%
Efficiency ratio*	58.56%	56.82%	58.34%	58.83%	58.62%

AT PERIOD END
Book value per share based on total stockholders’ equity	$21.03	$21.37	$20.21
Market value per share	$41.67	$49.02	$37.42
Allowance for loan losses as a percentage of loans	1.67%	1.66%	1.66%
Tier I leverage ratio	9.88%	9.71%	10.18%
Common shares outstanding	68,509,806	67,891,458	70,381,097
Shareholders of record	4,934	4,920	5,081
Number of bank/ATM locations	328	328	340
Number of bank charters	4	4	4
Full-time equivalent employees	4,986	4,967	5,012

	Dec. 31	Dec. 31
OTHER YTD INFORMATION	2003	2002

High market value per share	$49.34	$42.49
Low market value per share	$33.52	$31.40

* The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of net interest income and non-interest income (excluding gains/losses on securities transactions).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
(Unaudited)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(In thousands, except per share data)	2003	2003	2002	2003	2002

INTEREST INCOME
Interest and fees on loans	$107,379	$105,737	$115,993	$433,495	$471,900
Interest on investment securities	40,940	47,646	45,614	183,084	179,167
Interest on federal funds sold and securities purchased under agreements to resell	210	266	300	831	1,486

Total interest income	148,529	153,649	161,907	617,410	652,553

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	6,292	6,263	9,494	28,742	45,247
Time open and C.D.’s of less than $100,000	11,354	10,525	15,202	48,440	70,367
Time open and C.D.’s of $100,000 and over	3,363	3,064	4,037	14,278	18,252
Interest on other borrowings	5,532	6,290	5,244	23,558	18,722

Total interest expense	26,541	26,142	33,977	115,018	152,588

Net interest income	121,988	127,507	127,930	502,392	499,965
Provision for loan losses	9,655	11,002	10,848	40,676	34,108

Net interest income after provision for loan losses	112,333	116,505	117,082	461,716	465,857

NON-INTEREST INCOME
Trust fees	15,446	15,877	14,715	60,921	60,682
Deposit account charges and other fees	27,469	29,126	23,667	102,591	91,303
Bank card transaction fees	15,507	16,192	16,023	62,222	57,850
Trading account profits and commissions	3,653	3,127	4,016	14,740	15,954
Consumer brokerage services	2,306	2,284	2,034	9,095	9,744
Mortgage banking revenue	907	449	1,316	4,007	4,277
Net gains (losses) on securities transactions	896	(777)	2,249	4,560	2,835
Other	10,756	10,142	8,480	43,531	37,927

Total non-interest income	76,940	76,420	72,500	301,667	280,572

NON-INTEREST EXPENSE
Salaries and employee benefits	65,036	64,964	63,614	264,599	255,828
Net occupancy	9,451	9,508	9,166	38,736	34,635
Equipment	5,849	6,168	6,132	24,104	22,865
Supplies and communication	8,539	7,995	8,439	33,474	32,929
Data processing and software	10,303	10,499	10,516	40,567	44,963
Marketing	3,936	3,398	4,167	14,397	15,001
Other intangible assets amortization	453	442	423	1,794	2,323
Other	12,863	13,791	13,592	54,473	49,656

Total non-interest expense	116,430	116,765	116,049	472,144	458,200

Income before income taxes	72,843	76,160	73,533	291,239	288,229
Less income taxes	17,895	22,299	22,634	84,715	91,919

NET INCOME	$54,948	$53,861	$50,899	$206,524	$196,310

Net income per share — basic	$0.79	$0.79	$0.72	$2.98	$2.74

Net income per share — diluted	$0.79	$0.78	$0.71	$2.95	$2.71

Cash dividends per common share	$0.214	$0.214	$0.147	$0.743	$0.590

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	Sept. 30	Dec. 31	Dec. 31
(In thousands)	2003	2003	2002

ASSETS
Loans, net of unearned income	$7,945,119	$8,142,679	$7,875,944
Allowance for loan losses	(132,701)	(135,221)	(130,618)

Net loans	7,812,418	8,007,458	7,745,326

Investment securities:
Available for sale	4,555,494	4,956,668	4,201,477
Trading	12,009	9,356	11,635
Non-marketable	74,021	73,170	62,136

Total investment securities	4,641,524	5,039,194	4,275,248

Federal funds sold and securities purchased under agreements to resell	96,745	108,120	16,945
Cash and due from banks	542,905	567,123	710,406
Land, buildings and equipment — net	332,940	336,366	335,230
Goodwill	48,522	48,522	43,224
Other intangible assets — net	2,623	2,184	3,967
Other assets	169,637	178,197	178,069

Total assets	$13,647,314	$14,287,164	$13,308,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,545,546	$1,716,214	$1,478,880
Savings, interest checking and money market	6,024,602	6,080,543	5,878,230
Time open and C.D.’s of less than $100,000	1,779,186	1,730,237	1,952,850
Time open and C.D.’s of $100,000 and over	605,181	679,214	603,351

Total deposits	9,954,515	10,206,208	9,913,311
Federal funds purchased and securities sold under agreements to repurchase	1,731,736	2,108,920	1,459,868
Long-term debt and other borrowings	412,169	400,977	338,457
Other liabilities	107,858	120,105	174,327

Total liabilities	12,206,278	12,836,210	11,885,963

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	336,940	343,183	336,192
Capital surplus	294,900	359,300	290,041
Retained earnings	823,443	707,136	707,433
Treasury stock	(82,876)	(29,573)	(5,507)
Other	(2,135)	(1,963)	(1,800)
Accumulated other comprehensive income	70,764	72,871	96,093

Total stockholders’ equity	1,441,036	1,450,954	1,422,452

Total liabilities and stockholders’ equity	$13,647,314	$14,287,164	$13,308,415

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

	For the Three Months Ended			For the Year Ended
(Unaudited)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(Dollars in thousands)	2003	2003	2002	2003	2002

Loans:
Business	$2,072,666	$2,007,568	$2,453,906	$2,148,881	$2,418,517
Real estate — construction	399,141	410,272	491,960	404,058	474,307
Real estate — business	1,851,866	1,870,190	1,527,722	1,831,575	1,483,012
Real estate — personal	1,312,740	1,335,977	1,237,253	1,304,677	1,247,209
Personal banking	1,837,508	1,853,015	1,738,396	1,793,219	1,646,549
Credit card	533,213	538,310	507,507	527,049	492,148

Total loans	8,007,134	8,015,332	7,956,744	8,009,459	7,761,742

Investment securities (excluding unrealized gains and losses):
Available for sale	4,401,412	4,693,803	3,616,148	4,348,969	3,517,251
Trading	10,565	9,368	11,893	17,003	10,931
Non-marketable	78,180	77,549	69,402	74,501	66,666

Total investment securities	4,490,157	4,780,720	3,697,443	4,440,473	3,594,848

Federal funds sold and securities purchased under agreements to resell	65,026	85,505	78,358	63,232	84,278

Total interest earning assets	12,562,317	12,881,557	11,732,545	12,513,164	11,440,868

Total assets	13,590,902	13,885,498	12,756,592	13,542,758	12,413,838

Deposits:
Non-interest bearing deposits	1,112,998	1,183,899	1,014,591	1,083,207	974,941
Interest bearing deposits:
Savings	386,470	388,448	353,815	380,323	353,779
Interest checking	415,946	435,975	302,240	404,193	299,764
Money market	5,660,130	5,699,117	5,543,873	5,611,634	5,462,701
Time open & C.D.’s of less than $100,000	1,806,005	1,755,471	1,967,132	1,838,137	2,046,041
Time open & C.D.’s of $100,000 and over	651,504	634,196	619,603	699,241	651,336

Total interest bearing deposits	8,920,055	8,913,207	8,786,663	8,933,528	8,813,621

Total deposits	10,033,053	10,097,106	9,801,254	10,016,735	9,788,562

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,558,322	1,815,160	1,052,186	1,552,439	776,231
Long-term debt and other borrowings	410,123	409,220	360,771	392,798	367,317

Total borrowings	1,968,445	2,224,380	1,412,957	1,945,237	1,143,548

Total interest bearing liabilities	10,888,500	11,137,587	10,199,620	10,878,765	9,957,169
Total stockholders’ equity	1,456,858	1,446,380	1,406,232	1,446,973	1,361,585
Net yield on interest earning assets (tax-equivalent basis)	3.89%	3.95%	4.35%	4.04%	4.39%

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2003

For the quarter ended December 31, 2003, net income amounted to $53.9 million, an increase of 5.8% over the 4th quarter of the previous year. The return on assets was 1.5% and the return on equity totaled 14.8%. For the quarter, the efficiency ratio amounted to 56.8%. The increase in net income over the 4th quarter of last year was the result of a 5.4% increase in non-interest income and lower income taxes, offset by an increase in the provision for loan losses and a slight increase in expenses.

Balance Sheet Review
During the 4th quarter, average loans increased slightly compared with the previous quarter, and were up 1% compared to the same period last year. Compared to the 3rd quarter of this year, average business real estate, construction, personal real estate, personal banking (mainly automobile) and credit card loans grew by $18.3 million, $11.1 million, $23.2 million, $15.5 million and $5.1 million, respectively. Business loans declined by $65.1 million. While the economic climate continues to be uncertain and average business loan totals continued to decline this quarter, signs seem to indicate that businesses may be ready to expand operations and borrowing activities. Business and personal real estate loans continued to show growth, aided by the low interest rate environment; however, new personal mortgage originations have declined. The increase in personal banking loans was the result of continued growth in home equity loans and growth in auto and marine lending, which occurred mainly at the end of the 3rd quarter.

Available for sale investment securities, excluding fair value adjustments, increased on average $292.4 million, or 6.6%, this quarter compared with the previous quarter. During the quarter, principal prepayments received on mortgage and asset-backed securities slowed $256.3 million, down from $472.7 million in the previous quarter, reflecting lower mortgage refinancing activities affecting the industry. Combined with scheduled maturities, this reduced the portfolio by $450.0 million. However, new purchases of investment securities during the quarter totaled $805.0 million, and consisted mainly of U.S. government and agency ($300.8 million), mortgage-backed ($245.0 million) and asset-backed securities ($195.9 million).

Total average deposits grew slightly during the 4th quarter compared to the 3rd quarter of this year, and were up 3.0% compared to the same period last year. The increase over the 3rd quarter of this year was due mainly to growth in non-interest demand deposits ($70.9 million), interest checking ($20.0 million) and corporate money market deposits ($39.0 million). This growth was offset by declines in jumbo certificates of deposit ($17.3 million) and retail certificates of deposit ($50.5 million).

During the quarter, average borrowings increased by $255.9 million, primarily due to growth in federal funds purchased and repurchase agreements.

Net Interest Income
In the 4th quarter, net interest income amounted to $127.5 million, an increase of approximately $5.5 million, or 4.5%, compared to the 3rd quarter of this year, and slightly lower than the amount recorded in the same quarter of the previous year. The net yield on earning assets increased 6 basis points in the current quarter to 3.95%.

The increase in net interest income in the 4th quarter of 2003 compared to the previous quarter was the result of greater interest earned on investment securities coupled with lower interest on deposits, offset by lower interest income on loans. Interest earned on the Company’s inflation-indexed treasury securities increased $2.6 million in the current quarter compared with the 3rd quarter 2003, as a result of a higher inflation index in the 4th quarter. In addition, new purchases of investment securities, as previously mentioned, and a reduction of principal prepayments and maturities of mortgage and asset-backed securities helped to reduce premium amortization and increase net interest income. Rates on certificates of deposit continued to fall and were the main contributor to lower deposit costs.

Offsetting this growth in net interest income were lower yields on various categories of loans and lower average balances of business loans. In addition, growth in average short-term borrowed funds, mainly federal funds purchased and repurchase agreements, also increased interest expense. During the quarter, the overall yield on interest earning assets increased 3 basis points to 4.75%, while the cost of interest bearing liabilities decreased 4 basis points to .93%.

Non-Interest Income
For the 4th quarter of 2003, total non-interest income amounted to $76.4 million compared with $72.5 million in the same quarter last year, or an increase of 5.4%. This increase resulted from growth in deposit account, operating lease and trust fee revenues, but was offset by lower securities gains and flat bankcard fees. Deposit account fees in the 4th quarter grew by 23.1% over the same quarter last year as a result of an increase in overdraft fees and commercial cash management revenues. Bankcard fees for the quarter increased by 1.1% over the same period last year, primarily as a result of a 10.6% increase in merchant interchange revenue and 10.6% growth in cardholder fees. Debit card fees, however, declined 14.6% as a result of lower transaction pricing beginning in August due to the VISA lawsuit settlement. Trust fees for the current quarter were up 7.9% over the same quarter last year as a result of higher fees on personal and

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2003

corporate trust accounts, due to improved asset valuations upon which fees are charged. Other income in the 4th quarter of 2003 included operating lease revenues of $1.1 million related to the CBI Leasing subsidiary, which was acquired at the beginning of this year, and were not present in the 4th quarter of 2002. During the 4th quarter of 2003 student loan gains of $919 thousand were recorded, compared with the 4th quarter of last year when student loan gains totaled $1.1 million.

During the current quarter, net securities losses amounted to $777 thousand, compared with net securities gains of $2.2 million in the same period last year. The securities losses this quarter were mainly the result of valuation reserves taken on a venture capital investment.

Non-Interest Expense
Non-interest expense for the quarter amounted to $116.8 million, a slight increase compared with $116.0 million recorded in the 4th quarter of last year. Non-interest expense was only slightly higher than in the previous quarter.

Compared with the 4th quarter of last year, salaries increased 1.6% mainly due to normal merit increases, but offset by lower costs for temporary, over-time and contract labor. Benefits increased 5.5% mainly due to higher costs for pension and medical insurance, but offset by lower 401K contribution expenses. Full-time equivalent employees totaled 4,967 and 5,012 at December 31, 2003 and 2002, respectively. Expenses also declined for communications costs and marketing costs with small increases in other expense categories. Included in other expense were operating lease depreciation and related costs totaling $697 thousand related to the CBI Leasing subsidiary which were not present last year.

Income Taxes
The effective tax rate for the Company was 29.3% for the 4th quarter of 2003, compared with an effective tax rate of 24.6% in the 3rd quarter of 2003 and 30.8% in the 4th quarter of 2002. As more fully discussed in the Company’s Form 10-Q for the quarter ended September 30, 2003, the low effective tax rate in the 3rd quarter 2003 resulted mainly from the recognition of additional tax benefits totaling $3.4 million from various corporate reorganization initiatives. For the year ended December 31, 2003, tax benefits relating to these initiatives amounted to $15.7 million. Additional tax benefits related to these initiatives will not be recognized into income until certain conditions are satisfied. It is projected that such conditions may be resolved as early as the 3rd quarter 2004 relating to approximately $18.9 million of the remaining benefits. However because of the timing of such recognition, it is expected that the effective tax rate will be higher in the first two quarters of 2004.

Credit Quality
Net loan charge-offs for the 4th quarter of 2003 amounted to $8.5 million, compared with $9.7 million in the 3rd quarter of 2003 and $10.8 million in the 4th quarter of last year. The ratio of annualized net charge-offs to total average loans this quarter was .42%, compared with .54% in the same quarter last year and .48% in the 3rd quarter of 2003. Net charge-offs for the current quarter included the write off of a number of smaller commercial and lease loans totaling $2.0 million, coupled with higher consumer and bankcard charge-offs. In addition, recoveries totaling $2.4 million were received on two commercial loans, which had been previously charged off.

For the 4th quarter of 2003, net charge-offs on average credit card loans increased to 3.97%, compared with 3.52% in the 4th quarter of last year. Also, personal loan charge-offs increased this quarter and amounted to .53% of average personal loans compared to .49% in the same period last year. The provision for loan losses for the quarter totaled $11.0 million, an increase of $1.3 million over the provision recorded in the 3rd quarter of this year, but up only slightly from the amount recorded in the 4th quarter of last year. The allowance for loan losses at December 31, 2003 amounted to $135.2 million, or 1.66% of total loans, and represented 416% of total non-performing loans.

Total non-performing assets amounted to $33.7 million, a decrease of $723 thousand from the previous quarter, and amounted to .41% of loans. Non-performing assets are comprised of non-accrual loans ($32.5 million) and foreclosed real estate ($1.2 million). Loans past due more than 90 days and still accruing interest totaled $20.9 million at December 31, 2003.

Other
The Company maintains a treasury stock buyback program; and effective January 2003, was authorized by the Board of Directors to repurchase up to 4 million shares of its common stock. During the quarter ended December 31, 2003, the Company purchased 756,000 shares of treasury stock at an average cost of $48.17 per share.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, including estimates made on income taxes, expectations on the economy and other expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.